Exhibit 99.1

NEWS RELEASE
One Park Place, Suite 700 • 621 Northwest 53rd Street • Boca Raton, Florida 33487 • www.thegeogroupinc.com
CR-10-25
THE GEO GROUP COMPLETES NEW $750 MILLION SENIOR CREDIT FACILITY;
EXPECTS TO CLOSE CORNELL MERGER ON AUGUST 12, 2010
Boca Raton, Fla. — August 5, 2010 — The GEO Group (NYSE: GEO) (“GEO”) announced today the closing of a new $750.0 million Senior Credit Facility comprised of a five-year, $150.0 million Term Loan A bearing interest at LIBOR plus 2.50%; a six-year, $200.0 million Term Loan B bearing interest at LIBOR plus 3.25% with a LIBOR floor of 1.50%; and a five-year $400.0 million Revolving Credit Facility (the “Revolver”) bearing interest at LIBOR plus 2.50%.
GEO’s new Senior Credit Facility will be used to repay borrowings outstanding under GEO’s existing Revolving Credit Facility and Term Loan B; fund the cash consideration and transaction-related expenses in connection with GEO’s previously announced merger with Cornell Companies (NYSE:CRN) (“Cornell”); and repay Cornell’s current senior debt. Immediately upon completion of the merger, the new Term Loan A and Term Loan B are expected to be fully funded, and GEO expects to have approximately $220.0 million in borrowings outstanding, approximately $50.0 million in letters of credit, and between $120.0 million and $130.0 million in available borrowing capacity under the Revolver.
GEO expects the closing of the Cornell merger to occur on Thursday, August 12, 2010 following the previously announced special meetings of Cornell and GEO stockholders. The closing of the transaction remains subject to GEO and Cornell stockholder approval, as well as other customary closing conditions.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of 62 correctional and residential treatment facilities with a total design capacity of approximately 60,500 beds, including projects under development.
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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Contact:	Pablo E. Paez	1-866-301-4436
Director, Corporate Relations